                                                                   EXHIBIT 10.14

                                    SUBLEASE
                                    --------

     This Sublease (the "Sublease") is dated as of ______________, _________, and is by and between HomeGrocer.com, Inc., a Delaware corporation ("Tenant") and AT&T Wireless Services of Washington, Inc. ("Subtenant"). Tenant entered into a lease (the "Lease") with Plaza at Yarrow Bay LLC, a Washington corporation, as landlord ("Landlord"), dated May 19, 1999, regarding premises known as 10230 NE Points Drive, Kirkland, Washington, Building II ("Building"). A copy of the Lease is attached hereto as Exhibit A and incorporated herein by reference.

     The parties hereto have agreed that Tenant shall sublet certain premises to Subtenant. The parties agree as follows:

     1.  Premises.  Subtenant hereby subleases from Tenant substantially all
         --------
space on the fourth floor of the Building as delineated on the floor plan attached hereto as Exhibit B (the "Premises -- Phase II") for the period from August 30, 1999 through December 31, 1999 and (the "Premises -- Phase III") for the period from August 30, 1999 through August 31, 2000. The square footage of Phase I is approximately 3,312 U.S.F., Phase II is approximately 6,368 U.S.F., and Phase III is approximately 10,387 U.S.F. (Exhibit B). Subtenant shall not commit, or permit to be committed, any occurrence, act or event which would violate any term or condition of the Lease. In addition, Subtenant agrees to sublease to Tenant the fourth floor space known as the ATAC, delineated on the floor plan attached hereto as Exhibit B (the "Premises -- Phase I") for the period of the Subtenant's existing lease from August 1, 1999 through August 29, 1999.

     2.  Term.  This Sublease shall be for a term of approximately twelve (12)
         ----
months, beginning on August 30, 1999 (the "Commencement Date") and ending on August 31, 2000, unless sooner terminated due to a default by Subtenant or pursuant to the Lease. The term for specific sections of the leased space on the fourth floor is phased, as defined in Section One above. Notwithstanding the Commencement Date, if for any reason Tenant cannot deliver possession of the Premises to Subtenant on the Commencement Date, Tenant shall not be subject to liability therefor, nor shall such failure affect the validity of this Sublease or obligations of the Subtenant hereunder or extend the term hereof, but in such case Subtenant shall not be obligated to pay rent until possession of the Premises is tendered to Subtenant. Notwithstanding the foregoing, if Tenant has not delivered possession of the Premises to Subtenant within ninety (90) days after the Commencement Date, then Subtenant may, at Subtenant's option, by notice in writing to Tenant within ten (10) days thereafter, cancel this. Sublease. If this Sublease is so canceled, all parties shall be discharged from all obligations hereunder, and any prepaid rent or security deposit paid by Subtenant shall be refunded to Subtenant. If Tenant permits Subtenant to occupy the Premises prior to the Commencement Date, such occupancy shall be subject to all the provisions of this Sublease. Early possession shall not advance the termination date of this Sublease.

     3.  Rent.  Subtenant shall pay to Tenant rent at the rate of $23.00 per
         ----
rentable square foot, NNN, in advance, on the first day of every month during the term hereof, without deduction or offset.

     4.  Use.  The Premises shall be used in a manner consistent with current
         ---
operations, which are limited to network operations, product development lab and related office space and for no other purpose. Any change in use will result in immediate termination of this sublease.

     5.  Incorporation of Lease Terms.  Except to the extent inconsistent with
         ----------------------------
the terms of this Sublease, all the terms and conditions contained in the Lease are made terms and conditions of this Sublease (with each reference in the Lease to Landlord and Tenant to be deemed to refer in this Sublease to Tenant and Subtenant, respectively). Subtenant shall not have any right to exercise any options provided to Tenant in the Lease without Tenant's prior written consent, which consent may be withheld in Tenant's sole discretion.

     6.  Condition of Premises.  Subtenant has inspected the Premises and
         ---------------------
accepts them in their present condition, AS IS, without warranty of any kind or nature, express or implied. Subtenant hereby assumes all of Tenant's obligations under the Lease (except as provided otherwise under Section 5 above, and except as otherwise set forth in this Sublease), and agrees to perform all Tenant's obligations under the Lease, as modified hereunder. In case of a conflict between the Sublease and the Lease, the Sublease shall control.

     Subtenant currently occupies the Premises under a direct Lease with Landlord. At the expiration or sooner termination of this Sublease, Subtenant shall restore the Premises to that condition required by Landlord in conformity with the direct Lease between Landlord and Subtenant including, without limitation, those measures identified in the Letter attached hereto as Exhibit C.

     7.  Assignment.  Subtenant shall not assign this Sublease nor sublet the
         ----------
Premises in whole or in part.

     8.  Additional Charges. Subtenant shall pay to Tenant, in advance on the
         ------------------
first day of each month hereunder, without deduction or offset, that portion of additional rent or other sums owed under the Lease, including without limitation under Sections 3.1, 3.2, 3.3 and 4.7 thereof, to the extent attributable to the Premises (except as to Section 4.7 to be based on the area of the subleased Premises to the area of the premises described in the Lease). If any such rent or sums shall be owing due to additional use by Subtenant of any utility or service in excess of Subtenant's proportionate part of additional use in the Premises demised under the Lease, such excess shall be paid in its entirety by Subtenant. Any rent or other sums payable by Subtenant under this Section 8 shall be deemed additional rent and shall be collectible as such. If Tenant shall receive any refund under this Section 8, Subtenant shall be entitled to the return of so much of the refund as shall be attributable to prior payments by Subtenant.

     9.  Limitation.  Notwithstanding anything contained herein to the contrary,
         ----------
the only services or rights to which Subtenant is entitled hereunder are those to which Tenant is entitled under the Lease, and for all such services and rights Subtenant will look to Landlord under the Lease.

     10. Indemnity.  Subtenant shall neither do nor permit anything to be done
         ---------
which would cause the Lease to be in default, or to be terminated or forfeited by reason of any right of

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

termination or forfeiture reserved or vested in Landlord under the Lease. Subtenant shall indemnify and hold Tenant harmless from and against all claims, liabilities, losses and expenses (including attorneys fees) of any kind whatsoever by reason of any breach or default on the part of Subtenant by reason of which the Lease may be terminated or forfeited.

     11. Security Deposit.  Subtenant has paid Tenant on the execution and
         ----------------
delivery of this Sublease the sum of one (1) month's rent as security for the full and faithful performance of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed or observed, including but not limited to payment of rent and additional rent in default or for any other sum which Tenant may expend or be required to expend by reason of Subtenant's default. If Subtenant shall fully and faithfully comply with all the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed or observed, the security deposit, or any unapplied balance thereof, shall be returned to Subtenant after the time fixed as the expiration of the demised term and after the removal of Subtenant and surrender of possession of the Premises to Tenant.

     12. Entire Agreement.  All prior understandings and agreements between the
         ----------------
parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties; and this Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing which is signed by the party against whom enforcement of the change or termination is sought.

     13. Notices.  Any notice or demand which either party may or must give to
         -------
the other hereunder shall be in writing and delivered personally or sent by registered mail, postage prepaid, or sent by facsimile, addressed, if to Tenant, as follows:

     HomeGrocer.com, Inc.
     Attn:  Finance Department
     10230 NE Points Drive
     Kirkland, WA 98033
     Fax No.: (425) 688-1451

     and if to Subtenant, as follows:

     AT&T Wireless Services of Washington, Inc.
     7277 164th Avenue NE
     Redmond, WA 98073
     Fax No.: (425) 580-5640

     Either party may, by notice in writing, direct the future notices or demands be sent to a different address. Subtenant agrees to immediately notify Tenant in the manner set forth above of any notice that Subtenant receives from Landlord concerning the Premises, the Building, the Lease, or this Sublease. Notices delivered personally shall be deemed given when delivered; notices sent by facsimile shall be deemed given upon electric confirmation of successful transmission; and notices sent by mail shall be deemed given three (3) business days after being placed in the mail.

     14.  Successors and Assigns.  The covenants and agreements herein contained
          ----------------------
shall be binding upon and shall inure to the benefit of Tenant, Subtenant, and their respective executors, administrators, successors and assigns.

     15.  Parking.  To the extent available to Tenant under the Lease, Tenant
          -------
shall make available to Subtenant forty-eight (48) covered parking spots at $40 per month and thirty-two (32) uncovered spots at no cost.

     16.  Generator.  Tenant has use of the generator at the Plaza at Yarrow
          ---------
Bay. This generator is set up to provide emergency power supply to Buildings II and IV of Plaza at Yarrow Bay. Tenant agrees to provide subtenant use of the generator through February 2001. As long as Landlord consents to this use. The cost of the generator will be split equally between the tenant and the subtenant.

     Dated this 22nd day of July, 1999.
                ----        ----  ----

                                           TENANT:

                                           HomeGrocer.com, Inc.,
                                           a Delaware corporation


                                           By:    /s/ Jonathan W. Lanthew
                                              -------------------------------
                                           Name:      Jonathan W. Lanthew
                                                -----------------------------
                                           Title:     VP Marketing & Sales
                                                 ----------------------------

                                           SUBTENANT:

                                           AT&T Wireless Services of Washington,
                                           Inc., an Oregon corporation


                                           By:  /s/ Bob Mahlik
                                              -------------------------------
                                           Name:    Bob Mahlik
                                                -----------------------------
                                           Title:   VP SM & Real Estate
                                                 ----------------------------

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